Exhibit 99.1

CLENE IMPROVES CASH POSITION AND RUNWAY

BY SECURING NEW DEBT FACILITY TO

PAY OFF EXISTING SENIOR LOAN

●	Secures new $10.0 million debt facility to replace remaining $7.85 million of Avenue Capital debt
●	Improves cash position enabling Clene to generate the additional data to support the new drug application of CNM-Au8® for ALS via an accelerated regulatory pathway
●	Carries a 12% interest rate per annum and is secured by all assets of Clene
●	Includes conversion feature on 65% of the new debt facility at a fixed conversion price of $5.67, a 130% premium to Clene’s closing stock price on the day of signing

SALT LAKE CITY, Dec. 19, 2024 -- Clene Inc. (Nasdaq: CLNN) (along with its subsidiaries, “Clene”) and its wholly owned subsidiary Clene Nanomedicine Inc., a late clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative diseases, including amyotrophic lateral sclerosis (“ALS”) and multiple sclerosis (“MS”), today announced that it signed a new debt facility (“Note”) with three entities, all of which are affiliated with Clene, that is targeted to close by December 20, 2024.

The three lenders have provided the aggregate principal amount of $10 million for the secured, partially convertible Note with a maturity eighteen months after closing bearing a fixed interest rate of 12%. The first twelve months of the Note are interest-only. Sixty-five percent of the Note is convertible into shares of Clene’s common stock at a fixed conversion price of $5.67, a 130% premium to Clene’s closing stock price on the day of signing.

Previously in May 2021, Clene entered into a Loan and Security Agreement (“Loan Agreement”) with Avenue Venture Opportunities Fund, L.P. (“Avenue”), a fund of the Avenue Capital Group. Over the course of the Loan Agreement, Clene borrowed $20 million. Repayment under the Loan Agreement began in July 2024 with $7 million of principal outstanding as of December 2024 plus a final payment fee of $0.85 million, for a total payoff of approximately $7.9 million, including a prepayment penalty.

“We are continually grateful for the trust of our many long-standing investors in Clene, who remain supportive of our mission to provide potentially lifesaving CNM-Au8 for people struggling with ALS and other debilitating neurodegenerative diseases,” said Rob Etherington, President and CEO of Clene. “We believe that the proceeds from this new debt facility, including an extended interest-only period, will allow Clene the cash runway to generate the additional data the U.S. Food and Drug Administration has requested from our expanded access programs. The data are being gathered to support the existing clinical study data for inclusion in an application seeking approval of CNM-Au8 for ALS through the accelerated regulatory pathway.”

About Clene
Clene Inc., (Nasdaq: CLNN) (along with its subsidiaries, “Clene”) and its wholly owned subsidiary Clene Nanomedicine Inc., is a late clinical-stage biopharmaceutical company focused on improving mitochondrial health and protecting neuronal function to treat neurodegenerative diseases, including amyotrophic lateral sclerosis, Parkinson’s disease, and multiple sclerosis. CNM-Au8® is an investigational first-in-class therapy that improves central nervous system cells’ survival and function via a mechanism that targets mitochondrial function and the NAD pathway while reducing oxidative stress. CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on X (formerly Twitter) and LinkedIn.

About CNM-Au8®

CNM-Au8 is an oral suspension of gold nanocrystals developed to restore neuronal health and function by increasing energy production and utilization. The catalytically active nanocrystals of CNM-Au8 drive critical cellular energy producing reactions that enable neuroprotection and remyelination by increasing neuronal and glial resilience to disease-relevant stressors. CNM-Au8 is a federally registered trademark of Clene Nanomedicine Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the “safe harbor” provisions created by those laws. Clene’s forward-looking statements include, but are not limited to, statements regarding a new financing facility and the Company’s expectation that the funding from debt facility will provide a sufficient runway for the Company to generate additional data to support the new drug application of CNM-Au8® for ALS via an accelerated regulatory pathway. In addition, any statements that refer to characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements represent our views as of the date of this press release and involve a number of judgments, risks and uncertainties. We anticipate that subsequent events and developments will cause our views to change. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Some factors that could cause actual results to differ include the Company's ability to close the new financing facility and provide all requisite deliverables, demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies; the Company’s limited operating history and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, and other risks and uncertainties set forth in “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon these statements. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact	Investor Contact
Ignacio Guerrero-Ros, Ph.D., or David Schull	Kevin Gardner
Russo Partners, LLC	LifeSci Advisors
Ignacio.guerrero-ros@russopartnersllc.com	kgardner@lifesciadvisors.com
David.schull@russopartnersllc.com	(617) 283-2856
(858) 717-2310